EXHIBIT 99.1

Contacts:
Leiv Lea
(408) 774-0330
Ian R. McConnell
WeissCom Partners
(415) 362-5018

PHARMACYCLICS REPORTS SECOND QUARTER FINANCIAL RESULTS

Sunnyvale, Calif., -- January 29, 2004 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today reported financial results for its second fiscal quarter ended December 31, 2003. The net loss for the period was $7.4 million, or $0.46 per share, compared to a net loss of $6.8 million, or $0.42 per share, in the comparable period of fiscal 2003.

Research and development expenses for the three months ended December 31, 2003 were $6.2 million, compared to $5.8 million during the same period of the prior fiscal year. While total research and development expenses increased $0.4 million, total personnel costs declined approximately $0.4 million, primarily due to reduced headcount. These savings were offset by an increase of approximately $0.9 million in outsourced clinical trial costs, primarily associated with the company's pivotal Phase 3 trial evaluating the efficacy and safety of its lead investigational product, Xcytrin® (motexafin gadolinium) Injection, for the treatment of brain metastases in lung cancer patients, as well as other Phase 1 and 2 clinical trials involving Xcytrin.

As of December 31, 2003, the company had cash, cash equivalents and marketable securities totaling $74.4 million, compared to $87.7 million at June 30, 2003.

Pharmacyclics also reported its financial results for the six months ended December 31, 2003. The net loss for the six months ended December 31, 2003 was $14.6 million, or $0.90 per share, compared to a net loss of $13.6 million, or $0.84 per share, for the six months ended December 31, 2002.

"We made significant progress this quarter as we broadened the clinical development of Xcytrin," said Richard A. Miller, M.D., president and chief executive officer of Pharmacyclics. "Our pivotal Phase 3 SMART trial in lung cancer patients with brain metastases continues on track to complete planned enrollment by the end of the calendar year and we have advanced three Phase 2 trials and eight Phase 1 trials in other types of cancer, including hematologic malignancies. Xcytrin is being evaluated both as a single agent therapy as well as in combination with radiation and/or chemotherapy for the treatment of a variety of cancers. We expect clinical investigators to report data from some of these trials throughout the year at various medical conferences."

Second quarter highlights include:

  Received fast-track status from the U.S. Food and Drug Administration for Xcytrin for the treatment of brain metastases (cancer that has spread to the brain from another part of the body) in patients suffering from non-small-cell lung cancer.

  Presented positive interim data from Phase 1 clinical trial evaluating Xcytrin in combination with concurrent chemoradiation for the treatment of locally advanced head and neck cancer at the 21st Chemotherapy Foundation Symposium in New York City.

  Initiated Phase 2 clinical trial of Xcytrin as a single agent for the treatment of relapsed chronic lymphocytic leukemia.

  Initiated Phase 2 clinical trial evaluating the safety and efficacy of Xcytrin in combination with Rituxan® and Zevalin®, two products already approved for the treatment of patients with relapsed, CD20 positive, non-Hodgkin's B-cell lymphomas.

  Published positive neurocognitive function and progression results from the company's first randomized Phase 3 clinical trial of Xcytrin in combination with whole brain radiation therapy for the treatment of brain metastases in lung cancer in the Journal of Clinical Oncology (JCO).

  Presented two studies at the American Society of Hematology conference in San Diego reporting that Xcytrin induces apoptosis (programmed cell death), in cultured lymphoma, leukemia and myeloma cancer cells, and a third abstract describing studies evaluating the activity of a novel potential anti-cancer compound in hematologic tumors.

About Pharmacyclics

Pharmacyclics is a pharmaceutical company developing novel products to treat cancer and atherosclerosis. The company's investigational compounds are rationally designed, ring-shaped synthetic molecules called texaphyrins that selectively localize in diseased tissues, such as cancer and atherosclerotic plaque. Once inside cells, texaphyrins react with various intracellular metabolites to generate cytotoxic substances known as reactive oxygen species that reduce or eliminate the diseased tissue. More information about the company, its technology, and products in development can be found on its web site at www.pcyc.com. Pharmacyclics® , the "pentadentate" logo® and Xcytrin® are registered trademarks of Pharmacyclics, Inc.

NOTE: The statements made in this press release about the status, results and timing of clinical trials, results of pre-clinical studies and the potential uses of the company's products, other than statements of historical fact, are forward-looking statements. The forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements, including risks associated with the initiation, timing, cost, completion and results of clinical trials, the progress of research and development programs, the regulatory approval process in the United States and other countries and future capital requirements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. For further information about risks that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to, its reports on Forms 10-Q and 10-K.

---FINANCIALS ATTACHED---

PHARMACYCLICS, INC.
(a development stage enterprise)
Condensed Statements of Operations
(unaudited)(in thousands, except per share data)

                                               Three Months Ended  Six Months Ended
                                                   December 31,        December 31,
                                              ------------------  ------------------
                                                2003      2002      2003      2002
                                              --------  --------  --------  --------
Operating expenses:
     Research and development .............. $  6,182  $  5,847  $ 12,117  $ 11,703

     Marketing, general and administrative .    1,480     1,469     3,024     2,984
                                              --------  --------  --------  --------
            Total operating expenses .......    7,662     7,316    15,141    14,687
                                              --------  --------  --------  --------
Loss from operations .......................   (7,662)   (7,316)  (15,141)  (14,687)

Interest and other income, net .............      251       470       529     1,112
                                              --------  --------  --------  --------
Net loss ................................... $ (7,411) $ (6,846) $(14,612) $(13,575)
                                              ========  ========  ========  ========

Basic and diluted net loss per share ....... $  (0.46) $  (0.42) $  (0.90) $  (0.84)
                                              ========  ========  ========  ========
Shares used to compute basic and
    diluted net loss per share .............   16,267    16,202    16,252    16,196
                                              ========  ========  ========  ========

Condensed Balance Sheets
(unaudited; in thousands)

                                                            December 31,    June 30,
                                                                 2003         2003
                                                            -----------  -----------

   Assets
     Cash, cash equivalents and marketable securities .... $    74,384  $    87,735

     Other current assets ................................       1,553        1,339
                                                            -----------  -----------
          Total current assets ...........................      75,937       89,074

     Property and equipment, net .........................       1,533        2,206

     Other noncurrent assets .............................         550          573
                                                            -----------  -----------
                                                           $    78,020  $    91,853
                                                            ===========  ===========

   Liabilities and stockholders' equity
     Current liabilities ................................. $     2,876  $     2,408

     Long-term obligations ...............................          70           35

     Stockholders' equity ................................      75,074       89,410
                                                            -----------  -----------
                                                           $    78,020  $    91,853
                                                            ===========  ===========

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